Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2021, included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-258781) and related Prospectus of Paya Holdings Inc. for the registration of 4,605,885 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia
August 24, 2021